SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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[AT&T LOGO]                                                             NYSE: T
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                                                                      FACT SHEET

AT&T ADVANTAGES                                                    FEBRUARY 1999
---------------

CUSTOMERS
Over 10 million businesses and 70 million consumers use AT&T for a vast array of communication services, from domestic and international long distance to wireless services to Internet Access.

BRAND
AT&T is recognized as the most powerful brand in the communication industry. In 1998, this recognition was reinforced when the Yankee Group named AT&T number-one in overall customer satisfaction.

NETWORK
With over 41,000 route miles of fiber optic cable, AT&T's long-distance network is the core of its global, end-to-end, facilities-based strategy. AT&T has integrated its long-distance network with TCG's local networks in 83 U.S. markets and with its national digital wireless network. AT&T will further strengthen its network with the acquisition of the IBM global network, its global joint venture with BT, and the acquisition of TCI and its 17 million cable homes passed.

FINANCIAL STRENGTH
With over $53 billion in annual revenue and over $7 billion in operating income, AT&T has tremendous financial resources. The company has strengthened its financial position, cutting $1.6 billion from its SG&A costs in 1998 and receiving over $12 billion in cash by divesting non-strategic assets.

MORE THAN LONG DISTANCE

In addition to being the top U.S. long-distance carrier, AT&T leads the industry in rapidly growing, emerging services as well:

     o AT&T has 9.7 million wireles customers in the U.S., with licenses allowing it to reach 93% of the U.S. population

     o With over 1.3 million U.S. subscribers, AT&T WorldNet is the leading pure Internet access provider.

     o AT&T Solutions, the market leader in network outsourcing, provides services to more than 800 corporate clients.


FINANCIAL HIGHLIGHTS
--------------------
Dollars in Millions (except             1998           1997           1996
per share amounts)

REVENUES                              $53,223        $51,577        $50,688
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INCOME
--------------------------------------------------------------------------------
Operating Income                       $7,487         $6,836         $8,709

Income from continuing operations       5,235          4,249          5,458

Net Income                              6,398          4,415          5,793

EBIT                                    8,734          7,279          9,114

EBITDA                                 13,415         11,327         11,995
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[Line Graph showing the stock price of AT&T compared to the DOW average from
12/31/96 to 2/4/99]


[Bar Graph showing Operational Earnings Per Share from the First Quarter of 1997 to the Fourth Quarter 1998]


                                 www.att.com/ir
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[AT&T LOGO]                                                             NYSE: T
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"I believe AT&T has a wonderful future. We've redefined our company with a facilities-based, any-distance strategy, and we're investing in the assets we need to execute that strategy. This is truly a new AT&T."

-C. Michael Armstrong
AT&T Chairman and Chief Exective Officer
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A NEW AT&T...
-------------

AT&T IS TRANSFORMING ITSELF WITH AN AGGRESSIVE GROWTH STRATEGY CENTERED ON CONNECTING AT&T TO ITS CUSTOMERS DIRECTLY--USING ITS OWN FACILITIES INSTEAD OF RELYING ON OTHER COMPANIES. THIS FACILITIES-BASED STRATEGY WILL TAKE AT&T FROM...

o  LONG DISTANCE TO ANY DISTANCE
   AT&T will lead the way to any-distance communications, fulfilling customers' end-to-end networking needs whether they be local or global, wired or wireless.

o  NARROWBAND TO BROADBAND
   AT&T believes that broadband connections such as the cable television wire into the home are the future of communications--allowing telephone, data and entertainment services to converge over one connection, from one company.

o  DOMESTIC TO GLOBAL
   Corporations and consumers want seamless global communications services. AT&T will take its facilities-based approach beyond the U.S. to deliver advanced services to all of the world's major economic centers.

o  CIRCUITS TO PACKETS
   Packet transmission technologies such as Internet protocol, will be the core of the AT&T network, enabling the convergence of all types of communication servies onto unified networks, surpassing the capabilities of today's circuit-switched networks.

 ...INVESTING TO GROW
--------------------

AT&T IS INVESTING AGGRESSIVELY IN ORDER TO EXECUTE ITS FACILITIES-BASED GROWTH STRATEGY.

o  TELEPORT COMMUNICATIONS GROUP (TCG)
   AT&T's $11 billion acquisition of TCG, completed in July 1998, gives the company an immediate facilities-based presence in local services for business customers. The company plans to spend $2 billion in capital in 1999 to expand its local network footprint.

o  TELE-COMMUNICATIONS, INC. (TCI)
   TCI is one of the country's leading cable companies, with access to broadband connections to one-third of U.S. households. AT&T's acquisition of TCI, announced in June 1998, is key to the company's residential strategy of providing integrated telephone, video and Internet capabilities to consumers.

o  GLOBAL JOINT VENTURE WITH BRITISH TELECOMMUNICATIONS (BT)
   The core of AT&T's global facilities-based strategy is a planned joint venture with BT. Together, the two companies intend to build a global Internet protocol-based network that will carry voice and data traffic to the world's top 100 economic centers.

o  IBM GLOBAL NETWORK
   To further support the company's global strategy, AT&T has announced plans to acquire the global network business of IBM. The $5 billion investment will give AT&T an immediate presence in global data networking and Internet access services, including over 5,000 employees deployed around the world.

o  EXPANDING DIGITAL WIRELESS FOOTPRINT
   AT&T continues to expand its national wireless presence through a combination of acquisitions, partnerships and building new networks. Since 1997 AT&T has activated new systems in 11 major markets, struck partnerships with regional carriers, and announced the acquisition of Vanguard Cellular. AT&T plans to spend $2 billion in capital in 1999 to further expand its market-leading digital footprint.
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                             FOR MORE INFORMATION:
                     AT&T Investor Relations - Room 3346B1
                 295 N. Maple Avenue - Basking Ridge, NJ 07920


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